Exhibit 99.1

News Release

Dicerna Announces Closing of Initial Public Offering and Exercise of Option to Purchase Additional Shares

Watertown, MA, February 4, 2014 - Dicerna Pharmaceuticals, Inc. (NASDAQ: DRNA) today announced the closing of its initial public offering of 6,900,000 shares of common stock, including 900,000 shares of common stock issued upon the exercise in full by the underwriters of their option to purchase additional shares, at a public offering price of $15.00 per share, before underwriting discounts. The aggregate net proceeds to Dicerna, after deducting underwriting discounts and commissions and estimated offering expenses, will be approximately $92.9 million.

Jefferies LLC, Leerink Partners LLC, and Stifel, Nicolaus & Company, Incorporated acted as joint book-running managers for the offering. Robert W. Baird & Co. Incorporated acted as co-lead manager for the offering.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on January 29, 2014. The offering was made only by means of a prospectus. A copy of the final prospectus dated as of January 29, 2014 relating to these securities was filed with the SEC and may be obtained from Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 12th Floor, New York, NY 10022, or by email at Prospectus_Department@Jefferies.com, or by phone at 877-547-6340; Leerink Partners LLC, Attention: Syndicate Department, One Federal Street, 37th Floor, Boston, MA 02110, or by email at Syndicate@Leerink.com, or by phone at 800-808-7525; or Stifel, Nicolaus & Company, Incorporated, Attention: Syndicate, One Montgomery Street, Suite 3700, San Francisco, CA 94104, or by phone at 405-364-2720.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Dicerna Pharmaceuticals, Inc.

Dicerna is a biopharmaceutical company focused on the discovery and development of innovative treatments for rare inherited diseases involving the liver and for cancers that are genetically defined. Dicerna is using its proprietary RNA interference (RNAi) technology platform to build a broad pipeline in these therapeutic areas and intends to discover, develop and commercialize novel therapeutics either on its own or in collaboration with pharmaceutical partners.

News Release

Cautionary Note on Forward-Looking Statements

This press release includes forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statements. Applicable risks and uncertainties include those identified under the heading “Risk Factors” included in the prospectus related to the initial public offering, and in other filings that Dicerna may make with the SEC in the future. The forward-looking statements contained in this press release reflect Dicerna’s current views with respect to future events, and Dicerna does not undertake and specifically disclaims any obligation to update any forward-looking statements.

Contacts:

Investors:

Dicerna Pharmaceuticals, Inc.

James E. Dentzer

Chief Financial Officer

617-612-6204

Media:

MacDougall Biomedical Communications

Chris Erdman

Senior Vice President

781-235-3060

chris@macbiocom.com